Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Vivint Smart Home, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.0001 per share	Other	15,655,064	$5.30	$82,971,839.20	$92.70 per $1,000,000	$7,691.49

Total Offering Amounts				—	$82,971,839.20	—	$7,691.49

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$7,691.49

(1)

Covers Class A Common Stock, par value $0.0001 per share (the “Common Stock”) of Vivint Smart Home, Inc. (the “Company”) issuable under the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (the “2020 Omnibus Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable in respect of the securities identified in the table above under the 2020 Omnibus Plan by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Common Stock.

(2)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the Company’s Common Stock reported on the New York Stock Exchange on May 2, 2022.